Exhibit 11
NOMAD FOODS LIMITED
INSIDER TRADING POLICY

Adopted on 24 February, 2025
The Board of Directors (the “Board”) of Nomad Foods Limited (together with its affiliates and subsidiaries, the “Company,” “we,” “our,” or “Nomad”) has adopted this Insider Trading Policy (this “Policy”) in order to take an active role in the prevention of insider trading violations by our Executives (as defined below), Directors (as defined below), employees, consultants, advisors and other related individuals.
This Policy is not intended to create obligations of Nomad or the Board beyond those established by applicable laws or regulations. As a result, use of the word “shall,” “should” or “will” with respect to an activity or responsibility, shall be interpreted to create only the legal obligation that would have been imposed on Nomad or the Board in the absence of these policies and procedures. To the extent that these policies and procedures might be interpreted to create any responsibility or obligation beyond that required by law or regulation (a “Discretionary Responsibility”), it will be interpreted to not create any material or legally enforceable obligation or responsibility, and any such Discretionary Responsibility may be waived or modified at the full discretion of Nomad or the Board.
1    Why do we have this Policy?
On a regular basis we provide you, our employees, consultants and advisors, with confidential information regarding many aspects of our business. Our ordinary shares are listed on the New York Stock Exchange and as such are subject to U.S. federal and state securities laws. Under those laws it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because you will have knowledge of specific confidential information that is not disclosed outside of Nomad and which may constitute material nonpublic information, trading in our securities (which includes our ordinary shares) could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to) others who then trade on the basis of that information. The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Nomad and our individual Directors, Executives and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.
Nonpublic information about Nomad should not be used or disclosed outside of Nomad, except as necessary to perform your job duties and if material, under a non-disclosure agreement. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment.
We have adopted this Policy to comply with the laws governing (i) trading in our securities (which includes our ordinary shares) while in possession of material nonpublic information concerning Nomad and (ii) tipping or disclosing material nonpublic information to outsiders, and in order to prevent the appearance of improper trading or tipping. We reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy or applicable law.

2What is Nomad’s policy on Insider Trading?
2.1    Do not trade while you are aware of material nonpublic information.
Whether or not the trading window (as described below) is open and except as discussed in the section titled “Are there any transactions permitted under this Policy?” below, you may not, directly or indirectly through others, engage in any transaction involving Nomad’s securities while you are aware of material nonpublic information about Nomad. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company because, or as a result, of your employment or affiliation with Nomad.
2.2    Do not disclose material nonpublic information.
You may not disclose material nonpublic information concerning Nomad or any other company to friends, family members or any other person or entity not authorized to receive such information. Any nonpublic information you acquire in the course of your service with Nomad may only be used for legitimate Nomad business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant confidentiality or nondisclosure agreements and limit your use of the nonpublic information to the purpose for which it was disclosed.
Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about the securities of a company, Nomad or otherwise, based on material nonpublic information about that company that you receive based on, or as a result of, your employment or affiliation with Nomad. In particular, you may not participate, in any manner other than passive observation, in any internet “chat” room, message board or social media platform messaging related to trading in Nomad’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.
2.3    Do not respond to outside inquiries for information.
In the event you receive an unsolicited inquiry for information about Nomad or its ordinary shares from someone outside of Nomad, such as a stock analyst or a journalist, you should refer the inquiry to Nomad’s General Counsel or Head of Investor Relations. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.
2.4    Take personal responsibility.
The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Nomad, please use your best judgment at all times and consult with the General Counsel if you have questions.

3    Who does this Policy apply to?
This Policy applies to all Executives, Directors, employees, consultants and advisors of Nomad (or “you”) upon the commencement of their relationship with Nomad.
References in this Policy to “you” (as well as general references to Directors, Executives, employees, consultants and advisors of Nomad) should also be understood to include members of your immediate family, persons with whom you share a household, your dependents and any other individuals or entities whose transactions in securities you control.
You are expected to comply with this Policy as long as you hold Nomad securities and possess any material nonpublic information about Nomad. This means that, even after you cease to be affiliated with Nomad, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Nomad, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
4    What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Nomad securities. This Policy therefore applies to purchases, sales and other transfers of any securities of Nomad, including without limitation ordinary shares, preferred shares, options, warrants, debt securities and other securities that may from time to time be outstanding. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited transactions permitted under this Policy (described in “Are there any transactions permitted under this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this Policy applies whether a trade involves one or 10,000 Nomad ordinary shares). With respect to transactions in Nomad Securities by the General Counsel or other determinations under this Policy with respect to the General Counsel, the Chief Financial Officer or outside corporate counsel must pre clear such transactions, including the entry into, modification or termination of a 10b5-1 plan by the General Counsel.
5    What kinds of transactions are prohibited or require special consideration?
5.1    Open orders
You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders create heightened risks for insider trading violations given the lack of control over when trades are executed – you could give your broker an open order when you are not in possession of material nonpublic information but subsequently your broker could execute a trade under that order at a time when you have become aware of material nonpublic information. The Company therefore discourages you from placing open orders with respect to Nomad securities. If you determine you must use an open order, the order should be limited to a very short duration and should otherwise comply with the restrictions and procedures outlined in this Policy.
5.2    Short sales

You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Nomad securities. Short sales may signal to the market possible bad news about Nomad or a general lack of confidence in Nomad’s prospects, and an expectation that the value of Nomad’s securities will decline.
5.3    You may not
a.Engage in derivative securities or hedging transactions – You may not, without the prior consent of the General Counsel, trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Nomad securities (other than exercising share options issued to you by Nomad). This includes any hedging or similar transaction designed to decrease the risks associated with holding Nomad ordinary shares.
b.Use Nomad’s securities as collateral for loans – You may not pledge Nomad securities as collateral for loans without the prior consent of the General Counsel.
c.Hold Nomad ordinary shares in margin accounts- You may not hold Nomad ordinary shares in margin accounts without the prior consent of the General Counsel.
6    What does “Material Nonpublic Information” mean?
Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our ordinary shares. Both positive and negative information may be material. Financial information is particularly sensitive.

Although it is not possible to list all types of material information, the following are a few examples of information that is particularly sensitive and may be treated as material:

● quarterly or annual financial results;	● offerings of additional securities;
● significant contracts or any amendments or terminations thereof;	● borrowings or other financial transactions;
● projections of future earnings or losses, or other earnings guidance;	● new product launches;
● changes in management;	● unusual gains or losses in major operations;
● significant increase or decrease in financial results;	● share splits or securities offerings;
● changes in auditors;	● possible mergers, acquisitions or joint ventures;
● significant actions by regulatory bodies or commencement of major litigation;	● purchase or sale of a significant asset;
● the introduction, or obsolescence, of important products or services;	● significant labor disputes;

● changes in estimates of earnings or sales;	● financial liquidity problems; and
● major marketing changes;	● establishment of (or an amendment to) a repurchase program for the Company’s securities.
Information is “nonpublic” until it has been widely disseminated to the public market, typically through a press release or filing with the Securities Exchange Commission (“SEC”) and the public has had a chance to absorb and evaluate. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic.
When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with the General Counsel or if applicable, a delegate thereof.
7    When may I trade in securities of Nomad?
Even if you are not in possession of any material nonpublic information, you may be subject to additional restrictions as follows:
7.1    Open trading window
If you are a Person with Access (as defined below), you may only engage in transactions involving Nomad securities during an open trading window as described below under “When is our Blackout Period?”. In addition to regular quarterly blackout periods, there may be additional blackout periods when appropriate due to certain events. We will notify you whenever a special blackout period goes into effect that applies to you. (See “When is our Blackout Period?” below.)
7.2    Pre-clearance
If you are (i) a member of the Board of Directors of Nomad (“Directors”) or (ii) a member of the Executive Committee, or (iii) an executive officer of Nomad (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) ((ii) and (iii) together being “Executives” and together with the Directors, the “Covered Persons”), you must receive pre-clearance from the General Counsel of your proposed trade (please see attached pre-clearance form). Covered Persons includes the employees holding the positions included in Schedule I hereof. From time to time, Nomad may identify other persons who require pre-clearance, and the General Counsel may update and revise Schedule I as appropriate. The General Counsel is under no obligation to approve any transaction submitted for pre-clearance and may determine not to permit the transaction. This process ensures that you and the Company fully consider the nature and materiality of any non-public information you may have at the time of the request.
7.3    10b5-1 Plan
The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” (See “Can I adopt a 10b5-1 Plan?” below.)

8    Can I adopt a 10b5-1 Plan?
10b5-1 plans must (i) be entered into when you are not aware of material nonpublic information, (ii) meet the requirements set forth in Rule 10b5-1 of the Exchange Act (“Rule 10b5-1”), and (iii) meet any requirements for such 10b5-1 trading plans or guidelines established by Nomad, including pre-approval by the General Counsel. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information or a blackout period is in effect at the time of the transaction. A Rule 10b5-1 plan cannot be effective until the later of (i) ninety days after adoption of the Rule 10b5-1 trading plan, or (ii) two business days following the Company’s filing of a Form 6-K or 20-F if adopted by a Covered Person, or (iii) thirty days following the adoption of the Rule 10b5-1 trading plan for all other employees, consultants and advisors. The General Counsel has full discretion to determine whether to approve any 10b5-1 plan.
Covered Persons are strongly encouraged, should they wish to trade in Nomad securities, to do so through a 10b5-1 trading plan. Anyone else desiring to trade through such a plan may also do so in compliance with any specific requirements or guidelines established by Nomad. Trading plans must be pre-approved by and filed with the General Counsel. Any amendment or early termination of any approved Rule 10b5-1 trading plan must be submitted for authorization and pre-clearance by the General Counsel. Any amendment to the amount, price or timing of the purchase or sale of securities under a contract or plan is a termination of such contract or plan. Information regarding a trading plan that you may enter into may be publicly disclosed, as required by law.
9    When is our Blackout Period?
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Nomad has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade while aware of material nonpublic information.
9.1    Quarterly blackout periods
Except as discussed in the section titled “Are there any transactions permitted under this Policy?” Covered Persons as well as certain employees, consultants and advisors of Nomad who have regular access to material nonpublic information relating to Nomad in the normal course of their job (“ Person with Access”), including the employees holding the positions included on Schedule II hereof, and those that have been informed of their status as a Person with Access, may not engage in transactions involving Nomad securities during quarterly blackout periods. Quarterly blackout periods generally begin 15 days immediately preceding the end of the relevant financial reporting period and end 48 hours after the publication of financial results for such relevant financial period and these dates are available to view on the Company’s Policy House. This period is a particularly sensitive time for transactions involving Nomad securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter.
9.2    Special blackout periods
From time to time, we may also implement additional blackout periods when, in the judgment of the General Counsel, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.
We will notify you if you are subject to a special blackout period. If you receive this notification, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving Nomad’s securities until approved by the General Counsel or you are informed in writing that the special blackout period has ended.
10    Are there any transactions permitted under this Policy?
Yes, there are limited permitted transactions under this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
10.1    Receipt, vesting and exercise of share awards.
The trading restrictions under this Policy do not apply to the acceptance or purchase of share options, restricted shares or the like issued or offered by Nomad, nor do they apply to the vesting, cancellation, forfeiture of share options, restricted shares, restricted share units or share appreciation rights or the acquisition or repurchase of shares pursuant to option exercises under our share plans or the retention of shares by Nomad with the purpose of covering tax withholding obligations.
10.2    Share splits, share dividends and similar transactions.
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a share split or share dividend applying equally to all securities of a class, or similar transactions.
10.3    Bona fide gifts, inheritance or change in form of ownership.
Other than as set forth herein, trading restrictions under this Policy do not apply to bona fide gifts involving Nomad securities, transfers by will or the laws of descent and distribution or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Nomad securities does not change. However, bona fide gifts are subject to the pre-clearance provisions in this Policy. Some transactions that involve merely a change in the form in which you own securities may be permitted.
10.4    Other exceptions
Any other exception from this Policy must be approved by the General Counsel in consultation with the Board.
Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with the General Counsel.

11    What are the Consequences of Insider Trading?
Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Nomad and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits. Violating this Policy may also result in immediate termination of your employment.
A violation of this Policy is not necessarily a violation of law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action as your employer. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.
12    What should I do if I suspect that this Policy has been violated?
Please promptly report violations or suspected violations of this Policy to the General Counsel. You may also report via our reporting hotline.
13    Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by applicable securities laws and regulations, or contractual restrictions on the sale of securities.
14    Amendments
Nomad is committed to continuously reviewing and updating its policies, and Nomad therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable law.

SCHEDULE I
INDIVIDUALS SUBJECT TO
PRE-CLEARANCE REQUIREMENTS

All Directors (Members of the Board of Directors of Nomad Foods Limited)
All members of the Nomad Foods Limited Executive Committee including, but not limited to
Chief Executive Officer
Chief Financial Officer
General Counsel
Chief People Officer
Chief Supply Officer
Chief Marketing Officer
Group Executive President

All others as may be designated by the General Counsel from time to time.

SCHEDULE II
INDIVIDUALS SUBJECT TO
BLACKOUT REQUIREMENTS

All persons listed in Schedule 1
All ELT Members, including in particular the Financial Control Director and all members of the Finance Leadership Team
Any Person who because of their position with the Company has regular access to material, nonpublic information

NOMAD FOODS LIMITED
INSIDER TRADING POLICY
PRE-CLEARANCE CHECKLIST AND CERTIFICATION

Name of Person Proposing to Trade:
Purchase or Sale:
Max Number of Ordinary Shares:
Date Trading will be Completed By:
I hereby certify as follows:
1.Compliance with Insider Trading Policy (e.g., during an open window). I will ensure my trade is made during an open window and is in compliance with the Insider Trading Policy.

2.    Rule 10b-5 concerns. I am aware that trading is prohibited when I am in possession of any material nonpublic information regarding Nomad Foods Limited that has not been adequately disclosed to the public. I have discussed with the General Counsel any information known to me that I believe may be material or that I have any questions about whether it is material.

3.I am not trading on the basis of any material nonpublic information. If I become aware of any nonpublic material information, or the trading window closes, I will cease trading immediately (which may include cancelling an open order).

Signature of Person Proposing to Trade         Date

________________________________________
Print Name of Person Proposing to Trade

Signature of Compliance Officer    Date

ACKNOWLEDGMENT CONCERNING INSIDER TRADING POLICIES
If you are a Person with Access, we ask that you acknowledge that you have received and read the Company Insider Trading Policy. Nomad Foods Limited may ask you to re-submit this acknowledgement on an annual basis, at such time as a person has been designated as a Person with Access or whenever the Company Insider Trading Policy is significantly updated.
By my signature below, I acknowledge that I have read and received, and understand the terms of and my obligations under, the Nomad Foods Limited Insider Trading Policy.

Signature:
Name (printed):
Date: